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Exhibit 23.1

Consent of Independent Certified Public Accountants

        We have issued our report dated January 9, 2003 accompanying the consolidated financial statements of Harleysville National Corporation and its subsidiaries appearing in the 2002 Annual Report of the Company to its shareholders and included in Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this Pre-Effective Amendment No.1 of the Registration Statement (File No. 333-111709) and Proxy/Prospectus. We consent to the incorporation by reference in the Registration Statement and Proxy/Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/S/  GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 3, 2004

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Consent of Independent Certified Public Accountants